Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-184375 and No. 333-168890 on Form S-8 of our reports dated April 23, 2014, relating to the consolidated financial statements of AutoNavi Holdings Limited, its subsidiaries, its variable interest entities (“VIE”) and its VIE’s subsidiaries (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of AutoNavi Holdings Limited for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

April 23, 2014